EXHIBIT 99.1

Barnes Group Inc.
Executive Office
Bristol, CT 06010
Tel: (860) 583-7070

NEWS RELEASE

Brian D. Koppy Investor Relations (860) 973-2126
Stephen J. McKelvey Corporate Communications (860) 973-2132

BARNES GROUP ANNOUNCES RECORD
SECOND QUARTER FINANCIAL RESULTS

      -Net sales rise 11 percent to a record $280.5 million
      -Operating income increases 34 percent to $23.9 million
      -Full-year 2005 estimated net income raised to $1.95 - $2.05 per diluted share
      -Quarterly dividend increases 10 percent to $0.22 per share

Bristol, Connecticut, July 21, 2005---Barnes Group Inc. (NYSE: B) today announced financial results for the quarter ended June 30, 2005. Net sales for the second quarter 2005 were $280.5 million, up 11 percent from $252.0 million in the second quarter 2004. Operating income grew 34 percent to $23.9 million for the second quarter 2005 from $17.8 million in the second quarter of the prior year. Net income increased 66 percent to $18.7 million, or $0.77 per diluted share, in the second quarter of 2005, from $11.3 million, or $0.47 per diluted share, in the comparable year-ago period.

Included in Barnes Group's second quarter results was an after-tax gain of approximately $4.0 million on the sale of its 45 percent interest in NASCO (NHK-Associated Spring Suspension Components Inc.), a joint venture formed in 1986 between Barnes Group and NHK Spring Co. Ltd. of Japan (NHK), to NHK. Excluding the effect of the gain, net income increased 30 percent to $14.7 million, or $0.61 per diluted share1, in the second quarter of 2005, from $11.3 million, or $0.47 per diluted share, in the comparable year-ago period.

"Solid top line growth continues as Barnes Group posted record sales in the second quarter with each of the business segments continuing to generate organic growth," said Edmund M. Carpenter, President and Chief Executive Officer, Barnes Group Inc. "Quarter-over-quarter improvements in both operating income and net income in excess of 30 percent, excluding the gain on the sale of the NASCO investment, reflect rigorous execution of our profitable growth strategy."

"With a focus on increasing sales and operating profits in each of the three businesses for the remainder of 2005, and considering the strong first half and current market conditions, we are

1 Please reference the Non-GAAP Financial Measure Reconciliation of this measurement at the end of this press release.

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increasing our full-year estimate of diluted earnings per share to $1.95 to $2.05, from our previous estimate of $1.80 to $1.90. This estimate excludes the NASCO gain," stated Carpenter.

Carpenter continued, "The Company announced yesterday its intention to increase its quarterly dividend to $0.22 per share, or an annual dividend of $0.88 per share, compared to the previous annual dividend of $0.80, reflecting a 10 percent increase. This step to enhance shareholder return is supported by the Company's strong operational and financial performance, and reflects our confidence in our ability to deliver balanced and sustainable profit growth."

Sales at Barnes Distribution were $113.3 million for the second quarter 2005, up 6 percent from $107.1 million from the comparable quarter. Sales growth was driven by continued emphasis on Corporate Accounts and Tier II customer relationships which increased 12 percent and 41 percent, respectively, for the second quarter of 2005 as compared to the second quarter of 2004.

Operating profit at Barnes Distribution increased 34 percent to $6.6 million in the second quarter 2005 from $4.9 million in the second quarter last year. Higher sales volume and an increase in gross margin reflecting continued improvement in customer service levels and cost savings drove operating profit improvements.

"Barnes Distribution continues to see the benefit of its strategic sales focus and distribution network investments," said A. Keith Drewett, President, Barnes Distribution. "Service levels remain strong and within targeted ranges and distribution costs are steadily improving."

Sales at Associated Spring were $111.5 million for the quarter ended June 30, 2005, up 18 percent from $94.6 million in the comparable quarter in 2004. Barnes Precision Valve, formerly known as DE-STA-CO Manufacturing, acquired September, 2004, contributed $8.8 million in sales. In addition, the increase in sales was driven by Associated Spring's specialty operations and dedicated efforts to attract new customers and penetrate existing customers. Sales of nitrogen gas products increased 26 percent. Transportation sales increased 14 percent, which included the light vehicle and heavy-duty truck markets. Other industrial sales grew 24 percent.

Associated Spring's operating profit was $10.6 million in the second quarter of 2005, up 31 percent from $8.1 million in the second quarter of 2004. The improvement in operating profit was primarily driven by the increased sales volume and productivity improvements.

"Profitable growth in our specialty operations continued in the second quarter at Associated Spring, while the domestic legacy spring manufacturing operations continued to underperform," said Gregory F. Milzcik, President, Associated Spring. "The second quarter reflects more progress in improving operationally, while organic growth and productivity improvements are positioning Associated Spring for continued success in the marketplace."

Sales at Barnes Aerospace were $58.3 million in the second quarter of 2005, up 9 percent from $53.3 million in the same period a year ago, as both OEM and aftermarket sales grew. OEM sales grew by 6 percent, driven by participation in the GE90-115B engine program which realized sales growth of 64 percent. Maintenance Repair & Overhaul (MRO) sales and aftermarket Revenue Sharing Program (RSP) sales contributed to a 26 percent increase in overall aftermarket sales. During the second quarter, Barnes Aerospace entered into a new aftermarket RSP agreement with a participation fee of $18.5 million, further expanding opportunities in the aftermarket.

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In the second quarter of 2005, Barnes Aerospace generated orders of $74.8 million. Commercial OEM orders were up 26 percent to $41.3 million, while military OEM orders were up 24 percent to $14.5 million. Order backlog was a record $245.7 million, up 60 percent, from $153.4 million in the comparable period a year ago.

Operating profit was $6.8 million, up 34 percent, in the second quarter, from $5.1 million in the same year-ago period. Operating profit was positively impacted by higher sales volume and the increased percentage of aftermarket activity.

"Barnes Aerospace continued to capitalize on strong industry fundamentals as we realized sales growth in both our OEM and aftermarket businesses," said Patrick Dempsey, President, Barnes Aerospace. "We remain optimistic about continued profitable growth as we leverage our sales growth by focusing on operational efficiencies through our lean manufacturing and six sigma initiatives."

William C. Denninger, Barnes Group Inc.'s Chief Financial Officer, commented, "The second quarter was another financially sound quarter for each of our business segments. Their results continue to contribute to Barnes Group's strong balance sheet and cash flow. We ended the quarter with $32 million in cash, after receiving $18.6 million from the sale of NASCO, and making $23 million in cash payments related to our RSP agreements, bringing the total RSP payments to date to $72.5 million."

For the first six months of 2005, Barnes Group's net sales were $554.3 million, up 11 percent from $499.2 million in the year-ago period. Net income increased 51 percent to $31.5 million or $1.31 per diluted share, for the six months ended June 30, 2005, from $20.9 million or $0.88 per diluted share, in the same period of 2004. Excluding the effects of the gain from the sale of NASCO, net income increased 31 percent to $27.5 million or $1.14 per diluted share2.

Barnes Group will conduct a conference call with investors to discuss second quarter results at 11:00 a.m. EDT today. A webcast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2004 sales of $994.7 million: Barnes Distribution, an international, full-service distributor of maintenance, repair, operating, and production supplies; Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas products and a global supplier of retaining rings, reed valves, shock discs, and injection-molded plastic components; and Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines. Over 5,900 dedicated employees at 60 locations worldwide contribute to Barnes Group Inc.'s success.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and

2 Please reference the Non-GAAP Financial Measure Reconciliation of this measurement at the end of this press release.

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uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by the Company; the Company's success in identifying and attracting customers in new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; uninsured claims; increased competitive activities that could adversely affect customer demand for the Company's products; the availability of raw materials at prices that allow the Company to make and sell competitive products; changes in economic, political and public health conditions worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; regulatory changes; the possibility of declines in the stock market; risks related to consolidation occurring in the Company's industries; risks related to dependence on government spending for defense-related products; the possibility of a downturn in the automotive industry; risks related to loss or delay in purchases by customers; risks related to pricing leverage of original equipment manufacturers; risks related to not realizing all sales expected from backlog or anticipated orders; the possibility of not recovering all up-front costs related to original equipment manufacturing programs and revenue sharing programs; risks related to cost overruns and losses on fixed-price contracts; and the possibilities of loss of key personnel, a shortage of skilled employees and labor problems. The Company assumes no obligation to update any forward-looking statements contained in this release.

# # #

Barnes Group Inc. / 5

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended June 30,			Six months ended June 30,

	2005	2004	% Change	2005	2004	% Change

		As Restated (1)			As Restated (1)

Net sales	$280,520	$251,951	11.3	$554,250	$499,179	11.0

Cost of sales	178,754	164,228	8.8	354,502	326,339	8.6
Selling and administrative expenses	77,906	69,906	11.4	154,794	139,317	11.1

	256,660	234,134	9.6	509,296	465,656	9.4

Operating income	23,860	17,817	33.9	44,954	33,523	34.1

Operating margin	8.5%	7.1%		8.1%	6.7%

Other income (2)	9,270	708	NM	9,532	1,406	NM

Interest expense	4,338	3,704	17.1	8,505	7,506	13.3
Other expenses	173	128	34.7	542	258	NM

Income before income taxes	28,619	14,693	94.8	45,439	27,165	67.3

Income taxes	9,887	3,390	NM	13,924	6,251	NM

Net income	$18,732	$11,303	65.7	$31,515	$20,914	50.7

Per common share:
Net income:
Basic	$0.80	$0.49	63.3	$1.35	$0.91	48.4
Diluted	0.77	0.47	63.8	1.31	0.88	48.9
Dividends	0.20	0.20	---	0.40	0.40	---

Average common shares outstanding:
Basic	23,489,701	23,125,859	1.6	23,395,479	23,050,722	1.5
Diluted	24,233,729	23,870,324	1.5	24,041,453	23,873,745	0.7

NM- not meaningful

Footnote:
(1) Restated to reflect the retroactive adjustment of changing the method of valuing certain U.S. inventories from LIFO to FIFO.

(2) Second quarter 2005 other income includes the $8,892 gain ($4,030 after tax or $0.17 EPS) on the sale of NASCO investment.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended June 30,			Six months ended June 30,

	2005	2004	% Change	2005	2004	% Change

		As Restated (1)		As Restated (1)
Net Sales

Barnes Distribution	$113,329	$107,112	5.8	$226,947	$213,636	6.2

Associated Spring	111,494	94,625	17.8	221,034	188,160	17.5

Barnes Aerospace	58,283	53,263	9.4	111,936	102,756	8.9

Intersegment sales	(2,586)	(3,049)	15.2	(5,667)	(5,373)	(5.5)

Total net sales	$280,520	$251,951	11.3	$554,250	$499,179	11.0

Operating profit

Barnes Distribution	$6,558	$4,896	33.9	$12,493	$8,941	39.7

Associated Spring	10,631	8,129	30.8	19,997	15,691	27.4

Barnes Aerospace	6,830	5,111	33.6	12,623	9,603	31.4

Total operating profit	24,019	18,136	32.4	45,113	34,235	31.8

Interest income	290	265	9.4	434	552	(21.4)

Interest expense	(4,338)	(3,704)	17.1	(8,505)	(7,506)	13.3

Other net income (expense) (2)	8,648	(4)	NM	8,397	(116)	NM

Income before income taxes	$28,619	$14,693	94.8	$45,439	$27,165	67.3

NM- not meaningful

Footnote:
(1) Restated to reflect the retroactive adjustment of changing the method of valuing certain U.S. inventories from LIFO to FIFO.
(2) Second quarter 2005 other income includes the $8,892 gain on the sale of NASCO investment.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	June 30,	June 30,
	2005	2004

		As Restated (1)
Assets
Current assets
Cash and cash equivalents	$32,258	$39,170
Accounts receivable	163,127	141,507
Inventories	149,233	129,619
Deferred income taxes and prepaid expenses	38,224	33,713

Total current assets	382,842	344,009

Deferred income taxes	14,148	16,771
Property, plant and equipment	157,352	154,416
Goodwill	223,051	220,550
Other intangible assets, net	141,651	103,171
Other assets	44,075	58,296

Total assets	$963,119	$897,213

Liabilities and Stockholders' Equity
Current liabilities
Notes payable	$2,000	$ ---
Accounts payable	138,174	120,496
Accrued liabilities	77,083	66,213
Long-term debt-current	9,214	7,628

Total current liabilities	226,471	194,337

Long-term debt	258,742	253,162
Accrued retirement benefits	84,825	78,550
Other liabilities	17,139	27,178

Stockholders' equity	375,942	343,986

Total liabilities and stockholders' equity	$963,119	$897,213

Footnote:
(1) Restated to reflect the retroactive adjustment of changing the method of valuing certain U.S. inventories from LIFO to FIFO.

Barnes Group Inc. / 8

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
Unaudited

Following is a reconciliation of results excluding the gain on sale of NASCO(1) to the Company's reported results:

	Three months ended June 30,			Six months ended June 30,

	2005	2004	% Change	2005	2004	% Change

Income before income taxes, as reported	$28,619	$14,693	94.8	$45,439	$27,165	67.3
Gain on sale of NASCO	8,892	- -	NM	8,892	- -	NM

Income before income taxes, excluding gain on sale of NASCO	$19,727	$14,693	34.3	$36,547	$27,165	34.5

Net income, as reported	$18,732	$11,303	65.7	$31,515	$20,914	50.7
Gain of sale of NASCO, after tax	4,030	- -	NM	4,030	- -	NM

Net income, excluding gain on sale of NASCO	$14,702	$11,303	30.1	$27,485	$20,914	31.4

Net income per common share -diluted, as reported	$0.77	$0.47	63.8	$1.31	$0.88	48.9
Gain on sale of NASCO	0.17	- -	NM	0.17	- -	NM

Net income per common share- diluted, excluding gain on sale of NASCO	$0.61	$0.47	29.8	$1.14	$0.88	29.6

NM - not meaningful

Footnote: (1) The Company has presented certain financial measurements, excluding the gain on sale of NASCO. During the second quarter 2005, the Company sold its 45 percent interest in NHK-Associated Spring Suspension Components Inc. ("NASCO"), resulting in a pretax gain of $8,892 and an after-tax gain of $4,030.

The sale of NASCO was a discrete transaction. Management believes that providing results, excluding this discrete transaction, is useful to investors when comparing year over year results of operations. Management does not intend results excluding the gain on sale of NASCO to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP. Accordingly, the measurements have limitations depending on their use.